    As filed with the Securities and Exchange Commission on January 3, 1997
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         NUKO INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            NEW YORK                                              16-0962874
    (State or other jurisdiction                             (IRS Employer
    of incorporation or organization)                     Identification Number)
                              ______________________

                                 2391 QUME DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 526-0288
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              ______________________
                                                                Copies to:
       PRATAP KESAV KONDAMOORI                          THOMAS A. EDWARDS, ESQ.
           PRESIDENT                                       LATHAM & WATKINS
        2391 QUME DRIVE                               701 "B" STREET, SUITE 2100
     SAN JOSE, CALIFORNIA 95131                      SAN DIEGO, CALIFORNIA 92101
          (408) 526-0288                                    (619) 236-1234
                      (Name, address, including zip code,
                   and telephone number, including area code,
                             of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                           Proposed               Proposed
                                                      Amount                Maximum                Maximum               Amount of
          Title of Shares                             to be                Aggregate              Aggregate            Registration
          to be Registered                         Registered (1)       Price Per Share (2)    Offering Price (2)            Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.................      2,025,000              $11.5625             $23,414,063              $7,096
====================================================================================================================================

(1) For the purpose of estimating the number of shares of Common Stock to be included in the Registration Statement of which this Prospectus is a part, the Company calculated the number of shares of Common Stock issuable in connection with the conversion of the Company's Series A Convertible Preferred Stock (the "Convertible Preferred Stock") and the exercise of warrants issuable upon conversion or redemption thereof (the "Warrants") five years from the first issuance of Convertible Preferred Stock (to take into account a 7% accruing premium on the stated value thereof) using a conversion price of the Convertible Preferred Stock at the time of such conversion of $10.00, which price is below the closing sale price of the Common Stock as of December 26, 1996 ($11.75 per share) and was arbitrarily selected. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of Convertible Preferred Stock, or pursuant to Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on an average of the high and low sales prices reported in the Nasdaq National Market on December 26, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
                                  Page 1 of 25
                            Exhibit Index on Page 22

                  SUBJECT TO COMPLETION, DATED JANUARY 3, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                         NUKO INFORMATION SYSTEMS, INC.

         2,025,000 Shares of Common Stock, Par Value $0.001 Per Share, Issuable upon Conversion of $10,000,000 Stated Value of Series A Convertible Preferred Stock and Exercise of Warrants Issuable upon such Conversion.

         This Prospectus relates to 2,025,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of NUKO Information Systems, Inc., a New York corporation (the "Company"), which may be offered from time to time by one shareholder of the Company (such holder being hereinafter described as the "Selling Shareholder"). The Company will not receive any proceeds from the sale of the shares offered hereby. The Common Stock of the Company is quoted on The Nasdaq Stock Market National Market System (the "Nasdaq National Market") under the symbol "NUKO." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 26, 1996 was $11.75 per share.


         The shares of Common Stock offered hereby by the Selling Shareholder consist of a presently indeterminate number of shares issuable upon conversion of 10,000 shares of the Company's Series A Convertible Preferred Stock with an aggregate stated value of $10,000,000 (the "Convertible Preferred Stock") or pursuant to warrants issuable upon such conversion (the "Warrants"). For the purpose of estimating the number of shares of Common Stock to be included in the Registration Statement of which this Prospectus is a part, the Company calculated the number of shares of Common Stock issuable in connection with the conversion of the Convertible Preferred Stock and the exercise of Warrants on a date five years from the date of the first issuance of Convertible Preferred Stock (to take into account a 7% accruing premium on the stated value thereof) using a conversion price of the Convertible Preferred Stock at the time of such conversion of $10.00, which price is below the closing sale price of the Common Stock as of December 26, 1996 ($11.75 per share) and was arbitrarily selected. Pursuant to the terms of the Convertible Preferred Stock, the minimum number of shares available for resale no matter when the conversion takes place is 937,500, based on a fixed maximum conversion price of $16.00 per share. Subject to that minimum, the number of shares included in the Registration Statement and available for resale is subject to adjustment and could be materially less or more than the estimated number of shares included in the Registration Statement depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. If the Convertible Preferred Stock were actually converted on December 26, 1996, the conversion price would be $12.275 (the average closing bid price over the ten trading days prior to December 26, 1996), at which price the number of shares available for resale upon conversion of $10,000,000 stated value of Convertible Preferred Stock (including shares underlying Warrants) would be 1,221,996 (exclusive of shares issuable as a result of the 7% accruing premium on the stated value of the Convertible Preferred Stock). This presentation is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock. See "Risk Factors -- Convertible Securities, Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing" and "Selling Shareholder."

         The Selling Shareholder, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise. The Selling Shareholder and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Use of Proceeds" and "Plan of Distribution."

                               ___________________

                    THE SHARES OF COMMON STOCK HEREBY INVOLVE
                    A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          AT PAGE 5 OF THIS PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

         All expenses of this offering will be paid by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Shareholder. Estimated expenses payable by the Company in connection with this offering are approximately $150,000. The aggregate proceeds to the Selling Shareholder from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company has agreed to indemnify the Selling Shareholder and certain other persons against certain liabilities, including liabilities under the Act.

                The date of this Prospectus is January 3, 1997.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on The Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

         (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (eight month period);

         (b) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996;

         (c)      Quarterly Report on Form 10-QSB for the quarter ended June 30,
                  1996;

         (d)      Quarterly Report on Form 10-QSB for the quarter ended March
                  31, 1996;

         (e) The Company's Current Reports on Form 8-K dated May 24, 1996, July 22, 1996, August 16, 1996, September 12, 1996 and
                  December 20, 1996;

         (f) The Company's Proxy Statement for its special meeting of Shareholders held on December 11, 1996; and

         (g) The Company's Registration Statement on Form 8-A registering the Common Stock under Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such copies should be addressed to the Secretary of the Company, 2391 Qume Drive, San Jose, California 95131 (telephone number: (408) 526-0288).

                                   THE COMPANY

         Certain statements set forth in this Prospectus and incorporated herein by reference that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussions set forth under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the period ended December 31, 1995 (eight months) and the Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996. Such forward-looking statements are based on current expectations and involve known and unknown risks, uncertainties and other factors, including the factors discussed under the caption "Risk Factors" below, which may cause the actual results of the Company to be materially different from historical results or from any projected results expressed or implied by such forward-looking statements.

         The Company designs, markets and sells one-way and two-way video networking products that form essential building blocks in the development of broadband (high capacity) video networks. The Company's standards compliant products allow its customers to compress and decompress digital video and to transmit signals over many types of networks using different interfaces and protocols. The Company's digital compression and decompression products are sold under the tradenames Highlander and RAVE and its network solutions are sold under the tradename Intelligent Broadband Services Network ("IBSN"). The Company markets its products and network solutions for enterprise-wide private networks and public networks offered by carriers such as telephone companies, cable companies, satellite companies and microwave communications companies.

         The Company's products are comprised of codecs and multiplexors, which enable video compression and decompression and network interfacing. Such products enable a user to digitize analog signals and to encode, compress, transmit, receive, decompress, decode and display multimedia data streams, allowing the rapid and cost-effective communication of data from the point of origin to remote locations.

         The Company's Highlander products serve the one-way broadcast television market and markets for corporate broadcasting and remote surveillance applications. The Company has targeted its RAVE products at two-way video conferencing, telemedicine, distance learning, remote arraignment and post-production video editing. The Company sells its Highlander and RAVE products separately and in combination as part of its IBSN integrated platform. The Company intends to provide its IBSN customers with Highlander and RAVE products, other standards compliant products, video network consulting services and software to integrate the various pieces of the network, creating a turnkey video network solution.

         The Company's principal executive offices are located at 2391 Qume Drive, San Jose, California 95131, and its telephone number is (408) 526-0288. The Company was incorporated in 1968 under the laws of the State of New York under the name Yondata Corporation.

                               RECENT DEVELOPMENTS

         At a special meeting of shareholders on December 11, 1996, the holders of more than two thirds of the Company's Common Stock voted to approve the reincorporation of the Company from New York to Delaware. The reincorporation will be effected by the merger of the New York parent corporation ("NUKO New York") into its wholly owned Delaware subsidiary ("NUKO Delaware"). Upon the effective date of the merger, each share of NUKO New York Common Stock and each share of Convertible Preferred Stock of NUKO New York issued and outstanding immediately prior thereto shall, by virtue of the merger and without any action by the constituent corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of common stock, $.001 par value ("NUKO Delaware Common Stock"), and one fully paid and nonassessable share of Convertible Preferred Stock, $.001 par value, of NUKO Delaware, respectively. In addition, NUKO Delaware will assume the obligations of NUKO New York under the option plans and all other employee benefit plans of NUKO New York. Each outstanding and unexercised option, warrant or other right to purchase NUKO New York Common Stock will become an option, warrant or right to purchase NUKO Delaware Common Stock, respectively. The merger will become effective upon the Company's filing of a certificate of merger in the State of Delaware, which the Company intends to do following receipt of a tax clearance certificate from the Tax Commissioner of the State of New York.

         On December 16, 1996, the Company issued to RGC International Investors, LDC, the Selling Shareholder, 5,000 shares of Convertible Preferred Stock for an aggregate purchase price of $5,000,000 upon the first closing under a Securities Purchase Agreement, dated as of December 13, 1996 (the "Purchase Agreement"), by and between the Company and the Selling Shareholder (the "Private Placement"). A second closing under the Purchase Agreement pursuant to which the Company will issue to the Selling Shareholder an additional 5,000 shares of Convertible Preferred for an aggregate purchase price of $5,000,000 will take place upon the effectiveness of the Registration Statement of which this Prospectus is a part. The shares of Common Stock issuable upon conversion of such Convertible Preferred Stock and upon exercise of the Warrants issuable upon such conversion are the subject of this Prospectus. See "Selling Shareholder."

                                  RISK FACTORS

         The purchase of the securities offered hereby involves a high degree of risk and should be considered only by persons who can afford to sustain a total loss of their investment. Prospective purchasers should carefully consider, among other factors, the following:

         HISTORY OF LOSSES. Since its decision to enter the video networking market, the Company has operated at a loss because the Company's revenues were insufficient to support the comparatively substantial expenses incurred by the Company, primarily for research and development. The Company recorded net losses of $703,225 in fiscal 1994, $1,743,862 in fiscal 1995 and $1,957,645 for the eight months ended December 31, 1995 and a loss of $7,977,170 for the nine months ended September 30, 1996. The Company's accumulated deficit at September 30, 1996 is $12,350,785. The Company expects to continue to incur substantial losses in future periods. There can be no assurance that the Company's products will be widely accepted in the marketplace or to the extent sales are made, that the volume, pricing and timing will be sufficient to permit the Company to achieve profitability in the future. As of December 31, 1995, the Company has net operating loss carry forwards of approximately $3,800,000 and $1,900,000 available to offset future federal and state taxable income, respectively, which losses expire at various dates from 1997 to 2011. The utilization of these losses is contingent upon the Company's ability to generate taxable income in the future. Management does not believe, based upon available evidence, that it is more likely than not that the Company will be able to realize the deferred tax assets.

         SHORT OPERATING HISTORY. The Company's operations are subject to all of the risks inherent in a new business enterprise, including the absence of a substantial operating history and the expense of new product development. Various problems, expenses, complications and delays may be encountered in connection with the development of the Company's products and business. Future growth beyond present capacity will require significant expenditures for expansion, marketing, research and development. These expenses must be paid out of future equity or debt financings or out of generated revenues and Company profits. The availability of funds from any of these sources cannot be assured.

         The Company was incorporated in the State of New York in 1968 under the name Yondata Corporation and, in October 1992, changed its name to Growers Express Corporation. In May 1994, Growers Express Corporation merged with NUKO Technologies, Inc., a California corporation, and following the merger, Growers Express changed its name to NUKO Information Systems, Inc. and commenced operations through NUKO Technologies, Inc., which survived the merger as the Company's wholly owned subsidiary. From 1970 to 1994, the Company had no operations and no revenues. The Company's management, which had no affiliation with Growers Express prior to the merger with NUKO Technologies in May 1994, has almost no knowledge of the Company's activities between its incorporation in 1968 and the merger, and very few corporate records relating to the period between 1970 and 1994 are available. As a result, while management believes that there are no material liabilities related to the predecessor company, there can be no assurance that there are no potential liabilities relating to such period or that the Company always has conducted its corporate activities during this period in accordance with the New York Business Corporations Law.

         EARLY STAGE OF PRODUCT DEVELOPMENT. Since early 1994, the Company has been primarily engaged in research and development of its technologies, product design and establishment of strategic alliances on which the Company expects to depend for manufacturing, sales and distribution of its potential products. The Company has only recently begun to generate significant revenues from the commercialization of products. The Company has to date sold its initial products only in limited quantities, primarily for use in development, demonstration and testing of prototypes. Certain contracts may relate to new technologies that may not have been previously deployed on a large-scale commercial basis. The Company's products are based on technologies that have not been widely deployed, and there can be no assurance that the Company will be able successfully to market its initial products to generate the increased revenues necessary to sustain full scale commercial production or that the Company's products will be well received when introduced into the marketplace on a full commercial scale. The Company's products also must interoperate effectively among a wide variety of different equipment, different protocols and different transmission speeds. While the Company believes its products interoperate effectively among the principal configurations of equipment, protocols and transmission speeds that are currently commercially deployed, there can be no assurances that the Company's products will continue to interoperate effectively among other configurations of equipment, protocols and transmissions which may be developed or utilized in the future. Moreover, management of the Company has limited experience with the distribution of technologically complex products in commercial quantities and there can be no assurance that the Company will be able to make necessary adaptations to successfully move from the research and development stage to full commercial production and distribution.

         COMPETITION. The segments of the telecommunications industry in which the Company competes are intensely competitive and are characterized by declining average selling prices and rapid technological change. The Company competes with major domestic and international companies, virtually all of which have substantially greater financial, technical, production and marketing resources than the Company with which to pursue engineering, manufacturing, sales, marketing and distribution of their products. For example, in its compression and networking business, the Company competes with vertically integrated system suppliers including General Instrument Corporation, Scientific-Atlanta, Inc. and Philips, as well as more specialized suppliers including the DMV division of News Corp., C-Cube Microsystems' DiviCom Inc. subsidiary, and the TV/COM subsidiary of Hyundai. In addition, some of the Company's customers are actual or potential competitors of the Company, competing against the Company with its own products. The Company believes that the principal criteria for competition in its market include cost competitiveness, flexibility, revenue generation capability, compatibility with existing networks and upgradeability, as well as customer support. There is no assurance that the Company will be able to compete successfully with these other companies on these factors or otherwise.

         ADDITIONAL CAPITAL REQUIREMENT. Although the Company believes that its existing cash resources and the proceeds of the Private Placement will provide adequate funding for its capital requirements through the first quarter of 1997, the Company expects it will need additional funds to support its operating plan at some time during 1997. The Company's capital requirements will depend on many factors, including the progress of its research and development efforts, its timely receipt of revenue from sales of its products to large customers, the need to devote resources to manufacturing operations, and the demand for the Company's products. Additional future financing may occur through the sale of unregistered Common Stock or convertible securities in exempt offerings or through the public offering of registered stock or convertible debt. There can be no assurance that new financing will be available when needed by the Company or that the terms, if available, will be satisfactory to the Company. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development or manufacturing programs or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its technologies or potential products or other assets that the Company would not otherwise relinquish. The inability of the Company to raise needed funds would have a material adverse effect on the Company's business, financial condition and results of operations.

         MANAGEMENT OF GROWTH. During 1996, the Company has begun to experience significant growth which is expected to continue at a rapid pace for the foreseeable future. Such growth has placed, and will continue to place, significant strain on the Company's limited personnel and other resources. The Company's ability to manage any further growth, should it occur, will require it to implement and continually expand operational and financial systems, recruit additional employees and train and manage both current and new employees. There can be no assurance that the Company will be able to find qualified personnel to fill needed positions or be able to successfully manage a broader organization. The failure of the Company to effectively expand or manage these functions consistent with any growth that may occur could have a material adverse effect on the Company's business and results of operations.

         DEPENDENCE ON CUSTOMER CAPITAL SPENDING REQUIREMENTS AND PURCHASING TRENDS. The Company's business is directly impacted by capital spending requirements and funding of the Regional Bell Operating Companies ("RBOCs") and other major customers in the telecommunications industry. The capital budgets of these customers or potential customers is beyond the control of the Company and can be affected by numerous factors completely unrelated to the performance, quality and price of the Company's products. Should the Company's customers or potential customers suffer budgeting cutbacks affecting their capital purchasing plans, the Company's results of operations could be adversely affected. In addition, in recent years, the purchasing behavior of the Company's customers has increasingly been characterized by the use of large contracts with few suppliers. This trend is expected to intensify and will contribute to the variability of the Company's results. Such larger purchase contracts typically involve longer negotiating cycles, require dedication of substantial amounts of working capital and other resources and, in general, require investments that may substantially precede recognition of associated revenues. Moreover, in return for larger, longer-term purchase agreements, customers often demand more stringent acceptance criteria, which may also cause revenue recognition delays. For example, if customers ask the Company to price its products based on estimates of such customers' future requirements, and such customers fail to take delivery of an amount comparable to the estimated amount on which the Company bases its prices, the Company may recognize lower margins on product revenue.

         RELIANCE ON TELCOS. Before purchasing products such as those of the Company, telephone companies ("telcos") subject such products to lengthy approval processes, which can take several years or more for complex products based on new technologies. The Company expects to be required to submit each successive generation of its products as well as new products to its telco customers for approval. The length of the approval process will depend upon a number of factors, including the complexity of the product involved, development priorities of telcos, telcos' budgets and regulatory issues affecting telcos. Moreover, the need for regulatory approval from the Federal Communications Commission (the "FCC") for certain new telco services prior to their implementation may delay the approval process. Any such delay would have a material adverse effect on the Company's business, financial condition and results of operations.

         Historically, telcos have been cautious in implementing new technologies. Telcos' deployment of the Company's compression and networking technologies may be prevented or delayed by a number of factors, including telcos' lengthy product approval and purchase processes; cost; regulatory barriers that may prevent or restrict telcos from providing interactive multimedia services; the lack of demand for Internet access and other interactive multimedia services; the lack of sufficient programming content for interactive multimedia services; the availability of alternative technologies; and telcos' policies that favor the use of such alternative technologies. In addition, telcos are generally reluctant to deploy new technologies available only from a single source, especially when the supplier is as small as the Company, and often require alternative sources before deploying a new technology. This reluctance may put the Company at a competitive disadvantage relative to some of its competitors. Even if telcos adopt policies favoring full-scale implementation of the Company's compression and networking technologies, there can be no assurance that sales of the Company's products will become significant or that the Company will be able successfully to introduce its products on a timely basis or to sell those products in material quantities. The failure of telcos to deploy the Company's technologies would have a material adverse effect on the

Company's business, financial condition and results of operations. Even if demand for the Company's products is high, telcos may have sufficient bargaining power to demand low prices and other terms and conditions which may have a material adverse effect on the Company's business, financial condition and results of operations.

         DEPENDENCE ON SUPPLIERS. The Company purchases certain of the chips and chip sets needed in its products from single source suppliers. The Company is dependent upon such suppliers to deliver parts and components as needed for the manufacture of the Company's products, but there can be no assurance that such suppliers will continue to be able to serve the Company's needs. While there are alternative sources of supply for each of the components outsourced by the Company, the Company would incur delays if required to switch to another supplier. Any disruption of the Company's relationships with any of its key single source suppliers or manufacturers or other limitations on the availability of these products provided by such suppliers could have an adverse effect on the Company's business and operating results.

         PRICING PRESSURES. The markets into which the Company sells or will sell its products are characterized by extreme price competition, and the Company expects the average selling prices of its products will decrease over the life of each product. In order to partially offset declines in the selling price of its products, the Company will need to reduce the cost of its products by implementing cost reduction design changes, obtaining cost reductions as and if volumes increase and successfully managing manufacturing and subcontracting relationships. Since the Company does not operate its own manufacturing facilities and must make binding commitments to purchase products, it may not be able to reduce its costs as rapidly as companies that operate their own manufacturing facilities. The failure of the Company to design and introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing relationships would have a material adverse effect on its business and results of operations.

         DEPENDENCE ON SUBCONTRACTORS. The Company's reliance on subcontractors to manufacture and assemble certain products involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost, the potential lack of adequate capacity and potential misappropriation of its intellectual property. Although the Company has not experienced material disruptions in supply to date, there can be no assurance that manufacturing or assembly problems will not occur in the future or that any such disruptions will not have a material adverse effect upon the Company's results of operations. Further, there can be no assurance that suppliers who have committed to provide product will do so, or that the Company will meet all conditions imposed by such suppliers. Failure to obtain an adequate supply of products on a timely basis would delay product delivery to the Company's customers, which would have a material adverse effect on the Company's business and results of operations. In addition, the Company's business could also be materially and adversely affected if the operations of any supplier are interrupted for a substantial period of time, or if the Company is required, as a result of capacity constraints in its industry or otherwise, to increase the proportion of goods purchased from higher cost suppliers in order to obtain adequate product volumes.

         DEPENDENCE ON CERTAIN CUSTOMERS. The Company has derived a substantial amount of its revenues from contracts with a limited number of customers. During the fourth quarter of 1996, it is expected that Northern Telecom ("Nortel") will account for at least 60% of the Company's revenues. Although the Company expects that Nortel will represent a significantly smaller portion of revenues in future periods, it is anticipated that it will continue to be an important revenue source for the foreseeable future. Nortel's contract does not require any minimum purchases. The loss of Nortel as a customer would have a material adverse effect on the Company's business and results of operations.

         FLUCTUATIONS IN QUARTERLY RESULTS; LACK OF BACKLOG. The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly results of operations. Factors that have contributed or may contribute to future fluctuations in the Company's quarterly results of operations include the size and timing of customer orders and subsequent shipments, customer order deferrals in anticipation of new products, timing of product introductions or enhancements by the Company or its competitors, market acceptance of new products, technological changes in the telecommunications industry, competitive pricing pressures, accuracy of customer forecasts of end-user demand, changes in the Company's operating expenses, personnel changes, changes in the mix of product sales and contract and consulting fees, quality control of products sold, disruption in sources of supply, regulatory changes, capital spending, delays of payments by customers and general economic conditions. The timing and volume of customer orders are difficult to forecast. The Company does not have a material backlog of orders for its products.

         The Company intends to continue to make significant ongoing research and development expenditures for new products and technologies, which may have a material adverse effect on the Company's quarterly results of operations. The Company's expense levels are based in part on expectations of future revenues and are relatively fixed in the short term. The Company intends to increase operating expenditures as the Company expands its operations to develop and market its compression and networking products. Consequently, a shortfall in quarterly revenues due to a lack of sales of the Company's products or otherwise would adversely impact the Company's business, financial condition and results of operations in a given quarter due to the Company's inability to adjust expenses or inventory to match revenues for that quarter. In addition, there can be no assurance that, as the Company increases sales of its products, warranty returns will not become significant or that warranty returns, if significant, will not have a material adverse effect on the Company's business, financial condition and results of operations.

         GOVERNMENT REGULATION. Although the extensive regulation of telcos by Federal, state and foreign regulatory agencies, including the FCC and various state public utility and service commissions, does not directly affect the Company, the effects of such regulation on the Company's customers may have a material adverse effect on the Company's business, financial condition and results of operations. For example, FCC regulatory policies affecting the availability of telco services, and other terms on which telcos conduct their business, may impede the Company's penetration of certain markets. Although the Telecommunications Act of 1996 eliminated or modified many FCC restrictions on telcos' ability to provide interactive multimedia services, the remaining or any future restrictions may have a material adverse effect on telcos' demand for the Company's products. Cable operators, which may become another market for the Company's products, are also subject to extensive governmental regulations that may discourage them from deploying the Company's compression and networking technology. In addition, rates for telecommunications services are generally governed by tariffs of licensed carriers that are subject to regulatory approval. These tariffs could have a material adverse effect on the demand for the Company's products. The imposition of certain tariffs, duties and other import restrictions on components which the Company intends to obtain from non-domestic suppliers, the imposition of export restrictions on products which the Company intends to sell internationally or other changes in laws or regulations in the United States or elsewhere could also have a material adverse effect on the Company's business, financial condition and results of operations.

         POTENTIAL PRODUCT LIABILITIES. One or more of the Company's products may contain undetected component, hardware, software or mechanical defects or failures when first introduced or may develop defects or failures after commencement of commercial production or shipments. Any such defects or failures could cause loss of goodwill, if any, with distributors and with customers, prevent or delay market acceptance of the Company's products, result in cancellations or rescheduling of orders or shipments or product recalls or returns and expose the Company to claims from customers. The Company also could incur unexpected and significant costs, including product redesign costs and costs associated with customer support. The Company expects to sell its products with a limited warranty against defects in materials and workmanship. If any of the Company's products are found within the warranty period to contain such defects, the Company could be required to repair or replace the defective products or refund the purchase price. The occurrence of any such defect or failure could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain insurance to protect against claims associated with the use of its products and there can be no assurance that the Company will be able to satisfy claims that may be asserted against the Company.

         INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company attempts to protect its technology through a combination of patents, copyright and trade secret laws, confidentiality procedures and licensing arrangements. While the Company currently has no patents, the Company has applied for certain patents and intends to continue to seek patents on its technology, when appropriate. There can be no assurance that patents will issue from any of the pending applications or that any claims allowed from pending patents will be sufficiently broad to protect the Company's technology. While the Company intends to protect its intellectual property rights vigorously, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company will endeavor to keep the results of its research and development program proprietary, but may not be able to prevent others from using some or all of such information or technology with or without compensation. The Company's ultimate success will depend to some extent on its ability to avoid infringement of patent or other proprietary rights of others. The Company is not aware that it is infringing any such rights, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to market its initial products. However, there is no assurance that the Company is not infringing proprietary rights of others or that it will be able to obtain any technology licenses it may require in the future.

         DEPENDENCE ON EMERGING MARKETS. The markets into which the Company is targeting its products is newly developing. The potential size of the market opportunities and the timing of their development is uncertain. In addition, the emergence of markets for certain digital video applications will be affected by a variety of factors beyond the Company's control. In particular, certain sectors of the communications market will require the development and deployment of an extensive and costly communications infrastructure. There can be no assurance that the communications providers will make the necessary investment in such infrastructure or that the creation of this infrastructure will occur in a timely manner. In addition, the deployment of such infrastructure will be subject to governmental regulatory policies, taxes and tariffs. The development of such markets could be delayed or otherwise adversely affected by new governmental regulations or changes in taxes or tariffs, or by the failure of government agencies to adopt changes to existing regulations necessary to permit new technologies to enter the market.

         POSSIBLE TECHNOLOGICAL ADVANCES. The market for the Company's initial products is expected to be characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend in part upon its ability to successfully bring to market and then enhance its existing products and to introduce new products and features to meet changing customer requirements and emerging industry standards. There can be no assurance that the Company will successfully complete the development of its future products or that the Company's initial or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect the Company's business. In addition, there can be no assurance that products or technologies developed by others will not render the Company's initial or future products or technologies non-competitive or obsolete.

         ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS. Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals, could delay or prevent a change in control of the Company and could make removal of management more difficult. The Company's charter and bylaws will contain similar provisions following reincorporation of the Company in Delaware. Such provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers that are priced above the then current market value of the Common Stock. The provisions also may inhibit increases in the market price of the Common Stock that could result from takeover attempts. Additionally, the Board of Directors of the Company, without further shareholder approval, may issue up to 4,990,000 shares of Preferred Stock, in one or more series, with such terms as the Board of Directors may determine, including rights such as voting, dividend and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock may be issued quickly with terms which delay or prevent the change in control of the

Company or make removal of management more difficult. Also, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock.

         DEPENDENCE ON KEY PERSONNEL. The ability of the Company to build and maintain its competitive technological position will depend, in large part, on the continued service of its key technical and management personnel and on its ability to attract and retain highly-skilled technical, marketing and management personnel. Competition for such personnel is intense and there is no assurance that qualified people will be available when required. The Company does not currently have employment agreements with any of its key employees other than John H. Gorman, the Company's Vice President--Finance, Chief Financial Officer, Treasurer and Secretary. The Company does not have, and is not contemplating securing, key man life insurance on any of its executive officers or other key personnel. There can be no assurance that any of these individuals or any other key employee will not voluntarily terminate his or her employment with the Company. The loss of certain key employees, particularly the Company's
President and Chief Executive Officer, Pratap Kesav Kondamoori, would have a material adverse effect on the business of the Company. In addition, there can be no assurance that the Company will be able to enforce noncompetition agreements against employees who have executed such agreements.

         CONTROL BY OFFICERS AND DIRECTORS. As of December 26, 1996, the officers and directors of the Company control, directly or indirectly, approximately 29.5% of the voting power of the Company's voting stock, including options and warrants immediately exercisable or exercisable within 60 days. Although management does not control a majority of the outstanding voting stock, it holds a sufficient amount to make it more difficult for an independent third party to effect a change in control of the Company than would be the case if the stock ownership were less concentrated among members of management.

         STOCK MARKET VOLATILITY; VOLATILITY OF THE COMPANY'S COMMON STOCK. There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. The price of the Company's Common Stock, in particular, has been extremely volatile.

         ABSENCE OF DIVIDENDS. The Company does not expect to declare or pay any cash or stock dividends in the foreseeable future, but instead intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.

         CONVERTIBLE SECURITIES, WARRANTS AND OPTIONS; POTENTIAL DILUTION AND ADVERSE IMPACT ON ADDITIONAL FINANCING. As of December 26, 1996, the Company had outstanding options and warrants to purchase an aggregate of 3,164,760 shares of Common Stock at a weighted average exercise price of $5.25 per share. The Company also is obligated to issue additional Warrants to acquire 407,332 shares of Common Stock and 814,664 shares of Common Stock upon conversion of the Convertible Preferred Stock based on a conversion price of the Convertible Preferred Stock at the time of such conversion of $12.275 (the average closing bid price over the ten trading days prior to December 26, 1996). Pursuant to the terms of the Convertible Preferred Stock, the minimum number of shares available for resale is 937,500 (including shares underlying Warrants), based on a fixed maximum conversion price of $16.00 per share. Subject to such minimum number, the exact number of shares of Common Stock issuable upon conversion of Convertible Preferred Stock and exercise of Warrants issued pursuant to such conversion cannot be estimated with certainty because such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The number of warrants and shares of Common Stock issuable upon conversion of the Convertible Preferred Stock is also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions. To the extent that such options and warrants are exercised or shares of Convertible Preferred Stock are converted (and the Warrants issuable upon such conversion are exercised), substantial dilution of the interests of the Company's shareholders is likely to result and the market price of the Common Stock may be materially adversely affected. In the case of the Convertible Preferred Stock, such dilution will be greater if the future market price of the Common Stock decreases. For the life of such warrants, options and convertible securities the holders will have the opportunity to profit from a rise in the price of the underlying securities. The existence of such warrants, options and convertible securities is likely to affect materially and adversely the terms on which the Company can obtain additional financing, and the holders of warrants and options can be expected to exercise them at a time when the Company would otherwise, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by such warrants, options and convertible securities.

         SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock by existing shareholders under Rule 144 of the Act, pursuant to an effective registration statement or otherwise could have an adverse effect on the price of the Common Stock. As of December 31, 1996, there will be more than 9,350,000 shares of Common Stock eligible for sale in the public market, subject to compliance with Rule 144. In May 1996, the Commission declared effective a registration statement covering the resale of approximately 5,000,000 shares of such shares, a portion of which has not been publicly resold as of the date hereof, but could be so resold at any time. The Company has registered
1,500,000 shares for issuance under its 1995 Stock Option Plan. In addition, the Company intends to register up to 2,700,000 shares for issuance under its 1996 Stock Option Plan and 1996 Director Stock Option Plan. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Shareholder. Accordingly, the Company will receive none of the proceeds from the sale thereof. However, certain of the shares of Common Stock offered hereby are issuable in the future upon the exercise of the warrants issuable upon conversion of the Convertible Preferred Stock, and the Company will receive the exercise prices payable upon any exercise of the warrants. There can be no assurance that all or any part of the warrants will be exercised.


                               SELLING SHAREHOLDER

         The Selling Shareholder has not had a material relationship with the Company within the part three years other than as a result of its ownership of shares of Convertible Preferred Stock of the Company.

         The following table sets forth the name of the Selling Shareholder, the number of shares of Common Stock owned by the Selling Shareholder as of December 31, 1996, and the number of shares which may be offered for resale pursuant to this Prospectus. For the purposes of calculating the number of shares of Common Stock owned and offered by the Selling Shareholder, the Company has calculated the number of shares of Common Stock issuable in connection with the conversion of the Convertible Preferred Stock based on a hypothetical conversion price of the Convertible Preferred Stock at the time of such conversion of $10.00, which price is below the market price of the Common Stock as of December 26, 1996 (which was $11.75). Pursuant to the terms of the Convertible Preferred Stock, the minimum number of shares available for resale is 937,500, based on a fixed maximum conversion price of $16.00 per share. Subject to that minimum, the number of shares included in the Registration Statement of which this Prospectus is a part and available for resale is subject to adjustment and could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. The use of such hypothetical price is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.

         The information included below is based upon information provided by the Selling Shareholder. Because the Selling Shareholder may offer all, some or none of its Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Shareholder after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold to unaffiliated parties.

                                         SHARES OF COMMON STOCK           SHARES OF               SHARES OWNED AFTER
NAME                                     OWNED PRIOR TO                   COMMON STOCK            OFFERING (4)
                                         OFFERING(1)(2)(3)                BEING OFFERED(2)(3)
--------------------------------------------------------------------------------------------------------------------
RGC International Investors, LDC              2,025,000                        2,025,000                  0


(1) The Selling Shareholder has sole voting and sole investment power with respect to all shares owned.

(2) Assumes, arbitrarily, that the Convertible Preferred Stock is converted on a date five years from the first issuance of Convertible Preferred Stock (taking into account a 7% accruing premium on the stated value thereof) at a conversion price of $10.00, the maximum number of Warrants issuable upon conversion are issued and exercised, and no limits or adjustments are applicable. Pursuant to the terms of the Convertible Preferred Stock, if the Convertible Preferred Stock were actually converted on December 26, 1996, the conversion price would be $12.275 (based on the average closing bid prices for the ten trading days immediately preceeding such date), at which price the number of shares owned by the Selling Shareholder (including shares underlying Warrants) would be approximately 1,221,996. Therefore, the arbitrarily assumed conversion price and holding period described above result in ownership substantially greater than what actual ownership would be if conversion took place on December 26, 1996. In addition, pursuant to the terms of the Convertible Preferred Stock and the Warrants, the Convertible Preferred Stock is convertible and the Warrants are exercisable by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Convertible Preferred Stock and unexercised Warrants), would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for the Selling Shareholder exceeds the actual number of shares of Common Stock that the Selling Shareholder could own beneficially at any given time through its ownership of the Convertible Preferred Stock and Warrants. In that regard, beneficial ownership of the Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Except as set forth in footnote 2 above, ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Subject to the provisions of footnote 2 above, the actual number of shares of Common Stock beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the market price of the Common Stock prevailing at the actual date of conversion of Convertible Preferred Stock and the amount of the premium on the stated value of the Convertible Preferred Stock accrued from the date of issuance at a rate of 7% per annum.

(4) Assumes the sale of all shares offered hereby to persons who are not affiliates of the Selling Shareholder.

         The shares offered hereby are issuable upon the conversion of 10,000 shares of the Convertible Preferred Stock, with an aggregate stated value of $10,000,000, and the exercise of the Warrants issuable upon such conversion. Pursuant to the terms of the Securities Purchase Agreement between the Company and the Selling Shareholder, the Selling Shareholder purchased one-half of the shares of Convertible Preferred Stock at a closing held on December 16, 1996. The remaining one-half of the shares of Convertible Preferred Stock are purchasable by the Selling Shareholder for an aggregate purchase price of $5,000,000 upon a second closing, which is conditioned upon, among other things, the effectiveness of the Registration Statement of which this Prospectus is a part. No condition to such closing is within the Selling Shareholder's control.

         Upon conversion of the Convertible Preferred Stock, holders will be entitled to receive a number of shares of Common Stock determined by dividing the stated value of the Preferred Stock ($1,000 per share), plus a premium in the amount of 7% per annum of the stated value from the date of issuance (prorated to the conversion date), by a conversion price equal to the lesser of (i) $16.00 and (ii) a percentage (100% on or before January 30, 1997, 90% before March 17, 1997 (but after January 30, 1997), and 85% on or after March 17, 1997) of the average of the closing bid prices for shares of Common Stock for the ten trading day period immediately prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. The Convertible Preferred Stock may be converted by holders at any time prior to December 16, 2001, and must be converted on that date. Upon conversion of the Convertible Preferred Stock, holders also will be entitled to receive Warrants to acquire, at an exercise price of $18.00 per share, a number of additional shares of Common Stock equal to one-half the number of shares of Common Stock issuable to them upon such conversion, subject to certain limitations and to adjustment upon the occurrence of certain dilutive events. The Warrants may be exercised by the holders at any time prior to the fifth anniversary of their issuance. The Certificate of Amendment to the Company's Certificate of Incorporation, which contains the designations, preferences and rights of the Convertible Preferred Stock (the "Certificate of Designation"), provides that the Company may, at its option, on one occasion only redeem all or part of the outstanding Convertible Preferred Stock for a combination of cash and Warrants. In addition, under certain limited circumstances, the Company may be required to redeem the outstanding Convertible Preferred Stock for a combination of cash and Warrants. The number of Warrants issuable upon such redemption would be equal to 100% of the redemption price divided by the then-applicable conversion price of the Convertible Preferred Stock. In general, the terms of the Convertible Preferred Stock do not entitle the holder thereof to vote. The foregoing summary is qualified in its entirety by the terms of the Convertible Preferred Stock and Warrants.

         Under the applicable conversion formula, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock will be higher if the market price of the Common Stock at the time of conversion is lower. In addition, the number of shares issuable upon the conversion of the Convertible Preferred Stock and the exercise of the Warrants is subject to adjustment upon the occurrence of certain dilutive events. The shares of Common Stock referenced in the Selling Shareholder table represent the number of shares which would be issuable if the Convertible Preferred Stock Preferred Stock were converted five years from the first issuance of Convertible Preferred Stock at a conversion price equal to $10.00, the maximum number of Warrants issuable upon conversion were issued and exercised, and no limitations or adjustments were applicable. Additional shares that may become issuable as a result of the anti-dilution provisions of the Convertible Preferred Stock (including, without limitation, the provisions relating to the floating rate conversion price described therein) and Warrants are also included in the Registration Statement of which this Prospectus is a part and offered hereby pursuant to Rule 416 under the Securities Act.


                              PLAN OF DISTRIBUTION

         The Company is registering the shares of Common Stock offered by the Selling Shareholder hereunder pursuant to contractual registration rights.

         The shares of Common Stock offered hereunder may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold to or through one or more broker-dealers, acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions, privately negotiated transactions, short sales or otherwise, or in any combination of transactions.

         In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Shareholder, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting documents or commissions under the Act.

         Any or all of the sales or other transactions involving the Common Stock described above, whether effected by the Selling Shareholder, any broker dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

         The Company and the Selling Shareholder have agreed, and hereafter may further agree, to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Common Stock, including liabilities arising under the Act.

         The Company paid a finder's fee of $200,000 to Hughes Capital Group in connection with the Private Placement of the Convertible Preferred Stock to the Selling Shareholder.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1995, and for the eight months ended December 31, 1995, and for each of the two years in the period ended April 30, 1995, incorporated by reference in this Prospectus have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California.

================================================================================

          No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.



                           __________________________




                     TABLE OF CONTENTS


                                                      PAGE
                                                      ----

Available Information....................................2

Incorporation of Certain
    Documents by Reference...............................2

The Company..............................................4

Recent Developments......................................4

Risk Factors ............................................5

Use of Proceeds ........................................12

Selling Shareholder ....................................12

Plan of Distribution ...................................14

Experts.................................................15

Legal Matters...........................................15


================================================================================

                Shares of Common Stock Issuable Upon Conversion
                  of Series A Convertible Preferred Stock and
               Exercise of Warrants Issuable Upon Such Conversion

                                NUKO INFORMATION
                                  SYSTEMS, INC.










                           __________________________




                               P R O S P E C T U S

                           __________________________








                               ____________, 1996


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following is an itemized statement of expenses to be incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

      Securities and Exchange Commission registration fee...........  $  7,096
      Blue Sky fees and expenses....................................     5,000
      Public accountants' fees......................................    35,000
      Company legal fees and expenses...............................    50,000
      Miscellaneous expenses........................................    52,904
                                                                      --------
                TOTAL...............................................  $150,000
                                                                      ========

All of the above items except the registration fee are estimates.

Item 15.  Indemnification of Directors and Officers.

         As noted above under the caption "Recent Developments," the Company has received shareholder approval for the reincorporation of the Company from New York to Delaware and the Company currently is seeking to effect such reincorporation. Consequently, the Company has set forth below descriptions of the statutes, charter provisions, by-laws and contracts that currently insure or indemnify officers or directors of the Company in accordance with New York law and the statutes, charter provisions, by-laws and contracts that will insure or indemnify officers or directors following reincorporation.

         The New York Business Corporations Law (the "NYBCL"), permits a corporation, through a provision in its certificate of incorporation, to eliminate the personal liability of a director to the Company for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company and its shareholders. Under current New York law, liability is not eliminated for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the NYBCL. Such provision does not eliminate the liability of any director for any act or omissions prior to the adoption of the provision.

         The NYBCL provides a detailed statutory framework covering indemnification of any officer or director of the corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the corporation. Such law provides that indemnification against expenses actually and reasonably incurred in connection with any such proceeding shall be made to any such person who has been successful "on the merits or otherwise" in the defense of any such proceeding. The law provides that a corporation may indemnify directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her service on behalf of the corporation, provided the person acted in good faith, in a manner he or she reasonably believed to be in the best interests of the corporation and had no reasonable cause to believe that his or her conduct was unlawful. This determination may be made by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. The law further provides that in derivative suits, the corporation may indemnify such person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the officer or director shall have been adjudged to be liable to the corporation, unless the court shall determine that such person is entitled to indemnification.

         The law permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. The NYBCL further provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by law, agreement or otherwise, to the extent additional rights are authorized in the corporation's certificate of incorporation. Finally, the law further permits the corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual.

         Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

         The Amended and Restated Certificate of Incorporation (effective immediately prior to the reincorporation merger) and Bylaws of NUKO Delaware provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of the Company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

         The Company intends to enter into indemnification agreements with certain officers and directors to effectuate these indemnity provisions following effectiveness of the reincorporation merger.

Item 16.  Exhibits.

         3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed February 26, 1996).

         3.2 Certificate of Correction of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1996).

         3.3 Certificate of Amendment to Certificate of Incorporation of the Company containing the designations, preferences and rights of the Company's Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1996).

         4.1 Securities Purchase Agreement, dated as of December 13, 1996, by and between the Company and RGC International Investors, LDC, including the Form of Stock Purchase Warrant attached as Exhibit B thereto (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1996).

         4.2 Registration Rights Agreement, dated as of December 13, 1996, by and between the Company and RGC International Investors, LDC (incorporated by reference to Exhibit 4.2 the Company's Current Report on Form 8-K field with the Commission on December 20, 1996).

         5.1      Opinion of Latham & Watkins.

         23.1     Consent of Latham & Watkins (included in Exhibit 5.1 hereto).

         23.2     Consent of Grant Thornton LLP.

         24.1     Power of Attorney (included on signature page hereto).

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 30th day of December, 1996.

                                                NUKO INFORMATION SYSTEMS, INC.


                                                By:/S/ PRATAP KESAV KONDAMOORI
                                                   ---------------------------
                                                       Pratap Kesav Kondamoori
                                                       Chairman, President and
                                                       Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Pratap Kesav Kondamoori and John H. Gorman, and either of them, with full power of substitution and resubstitution, as his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission.

Signature                                  Title                                          Date
---------                                  -----                                          ----
                                           Chairman, President and Chief Executive        December 30, 1996
                                             Officer (Principal Executive Officer)
/S/ PRATAP KESAV KONDAMOORI
___________________________
Pratap Kesav Kondamoori
                                           Vice President, Finance, Chief Financial       December 30, 1996
                                             Officer and Secretary  (Principal
/S/ JOHN H. GORMAN                           Financial and Accounting Officer)
___________________________
John H. Gorman
                                           Vice President, Strategic Planning,            December 30, 1996
/S/ H.R. KEDLAYA                           Assistant Secretary and Director
___________________________
H.R. Kedlaya

                                           Director                                       December 30, 1996
___________________________
Anders O. Field, Jr.

                                           Director                                       December 30, 1996
___________________________
Marc Dumont

/S/ ROBERT C. MARSHALL                     Director                                       December 30, 1996
___________________________
Robert C. Marshall


                                  EXHIBIT INDEX

         The following exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.

Exhibit No.    Description                                                 Page
-----------    -----------                                                 ----
3.1            Restated Certificate of Incorporation of the                 --
               Company (incorporated by reference to Exhibit
               3.1 to the Company's Registration Statement on
               Form SB-2 filed February 26, 1996).

3.2            Certificate of Correction of Restated Certificate            --
               of Incorporation of the Company (incorporated by
               reference to Exhibit 3.2 to the Company's Current
               Report on Form 8-K filed with the Commission on
               December 20, 1996).

3.3            Certificate of Amendment to Certificate of                   --
               Incorporation of the Company containing the
               designations, preferences and rights of the
               Company's Series A Convertible Preferred Stock
               (incorporated by reference to Exhibit 3.3 to the
               Company's Current Report on Form 8-K filed with
               the Commission on December 20, 1996).

4.1            Securities Purchase Agreement, dated as of                   --
               December 13, 1996, by and between the Company and
               RGC International Investors, LDC, including the
               following exhibit: Form of Stock Purchase Warrant
               (incorporated by reference to Exhibit 4.1 to the
               Company's Current Report on Form 8-K filed with
               the Commission on December 20, 1996).

4.2            Registration Rights Agreement, dated as of                   --
               December 13, 1996, by and between the Company and
               RGC International Investors, LDC (incorporated by
               reference to Exhibit 4.2 the Company's Current
               Report on Form 8-K field with the Commission on
               December 20, 1996).

5.1            Opinion of Latham & Watkins.                                 23

23.1           Consent of Latham & Watkins (included in                     --
               Exhibit 5.1 hereto).

23.2           Consent of Grant Thornton LLP.                               25

24.1           Power of Attorney (included on signature page                --
               hereto).